Exhibit 99.1

RxSight Reports Second Quarter 2021 Financial Results

Aliso Viejo, Calif. (NASDAQ: RXST) – September 9, 2021 – RxSight, Inc., an ophthalmic medical device company dedicated to improving the vision of patients following cataract surgery, today reported financial results for the three months ended June 30, 2021.

Recent Highlights

•
Achieved second quarter 2021 revenue of $4.9 million, representing growth of 81% compared to the prior year period, driven by:
•
Sale of 25 Light Delivery Devices (LDD™s), expanding the installed base to 130 LDDs as of June 30, 2021; and
•
Sale of 1,825 Light Adjustable Lenses (LAL®s)
•
Received U.S. Food & Drug Administration (FDA) approval and launched the updated LAL with ActivShield™ technology in the third quarter of 2021, providing redundant ultraviolet light (UV) protection to simplify patient compliance and scheduling;
•
Expanded commercial leadership with the addition of Steve Everly as Vice President of U.S. Sales and appointed three new Directors to its Board including Robert (Bob) Palmisano, Robert Warner and Julie Andrews; and
•
Completed an initial public offering (IPO) in July raising approximately $120 million of net proceeds.

“Our second quarter performance was driven by further adoption of our Light Adjustable Lens system, which provides doctors with a premium intraocular lens (IOL) that can be customized after surgery to achieve optimal outcomes for patients.” said Ron Kurtz, Chief Executive Officer of RxSight®. Dr. Kurtz continued, “As a result of the post-operative adjustability provided by the RxSight system doctors can be confident they will deliver the visual acuity and quality all patients expect, overcoming one of the major factors that has limited growth of the premium IOL market. We are excited that following the completion of our IPO, we have the resources to grow our business, including advancing our technology with features like ActivShield.”

Financial Results

Total revenue for the second quarter of 2021 was $4.9 million, an increase of 81% compared to $2.7 million for the second quarter of 2020. The growth was primarily driven by increased LDD and LAL unit sales and a more favorable market environment because of the reduced impact from the COVID-19 pandemic.

Gross (loss) for the second quarter of 2021 was $(0.8) million compared to $(0.5) million for the second quarter of 2020. The decline in gross profit was due to a $1.7 million inventory reserve for excess LAL inventory resulting from the recent introduction of an updated LAL with ActivShield technology.

Total operating expenses for the second quarter of 2021 were $13.1 million, a 57% increase from $8.3 million in the second quarter of 2020. The increase was primarily driven by higher headcount in sales and marketing to support the growth of the business and continued investments in research and development.

Net (loss) was $(13.5) million, or $(3.28) and $(3.53) per share on a basic and diluted basis, respectively, in the second quarter of 2021, compared to a net (loss) attributable to common shareholders of $(17.0) million, or $(4.66) per share in the second quarter of 2020.

Adjusted net (loss) was $(13.3) million, or $(3.24) per share on a basic and diluted basis, in the second quarter of 2021, compared to $(11.7) million, or $(3.21) per share on both a basic and diluted basis, in the second quarter of 2020.

Cash, cash equivalents and short-term investments as of June 30, 2021 were $61.7 million and long-term debt was $40.0 million. On July 29, 2021 $120 million in net proceeds were raised through the completion of an initial public offering.

Conference Call

On Thursday, September 9, 2021, at 1:30 p.m. Pacific Time, the company will host a conference call to discuss its second quarter 2021 financial results. The call may be accessed through a live and archived webcast of the event available for one year at https://investors.rxsight.com/.

About RxSight, Inc.

RxSight, Inc. is a commercial-stage medical technology company dedicated to improving the vision of patients following cataract surgery. The RxSight Light Adjustable Lens system, comprised of the RxSight Light Adjustable Lens (LAL), RxSight Light Delivery Device (LDD) and accessories, is the first and only commercially available intraocular lens (IOL) technology that enables doctors to customize and optimize visual acuity for patients after cataract surgery. The LAL now features ActivShield technology, a revolutionary UV protection layer built into the lens. Additional information about RxSight can be found at www.rxsight.com.

Forward-Looking Statements
This press release contains forward-looking statements, including those related physician adoption of the RxSight Light Adjustable Lens system, optimal outcomes for patients, the ability to deliver the visual acuity and quality patients expect and the ability to overcome one of the major factors that has limited growth of the premium market with the RxSight Adjustable Lens system, the ability to continue advancement of the RxSight technology and the ability of the IPO proceeds to fill the resource needs for growth in the Company’s business. Such statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, and among other things, our ability to maintain cash balances and successfully commercialize or partner our product candidates currently under development. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or "continue" or the negative of such terms and other same terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

Investor Relations Contact:

Philip Taylor

Gilmartin Group

415.937.5406

IR@rxsight.com

Company contact:

Roy Freeman

Sr. Director, Marketing

rfreeman@rxsight.com

RXSIGHT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS (UNAUDITED)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Sales	$4,897	$2,706	$8,381	$5,594
Cost of sales	5,709	3,180	8,074	5,989
Gross profit (loss)	(812)	(474)	307	(395)
Operating expenses:
Selling, general and administrative	6,502	3,249	12,113	6,948
Research and development	6,563	5,084	13,206	10,861
Total operating expenses	13,065	8,333	25,319	17,809
Loss from operations	(13,877)	(8,807)	(25,012)	(18,204)
Other income (expense), net:
Change in fair value of warrants	1,214	(4,178)	1,214	(11,585)
Expiration of warrant	—	—	5,018	—
Interest expense	(826)	(4)	(1,524)	(9)
Interest and other income	15	147	32	459

Loss before income taxes	(13,474)	(12,842)	(20,272)	(29,339)
Income tax expense	3	40	10	45
Net loss	(13,477)	(12,882)	(20,282)	(29,384)
Accretion to redemption value of redeemable preferred stock and redeemable stock options	—	(4,097)	—	(8,343)
Net loss attributable to common stockholders	(13,477)	(16,979)	(20,282)	(37,727)
Other comprehensive loss
Unrealized gain (loss) on short-term investments	(4)	(112)	3	(35)
Foreign currency translation gain (loss)	1	3	(3)	2
Total other comprehensive loss	(3)	(109)	—	(33)
Comprehensive loss	$(13,480)	$(12,991)	$(20,282)	$(29,417)
Net loss per share:
Attributable to redeemable common stock, basic and diluted	$—	$(4.66)	$—	$(10.46)
Attributable to Series G common stock, basic and diluted	$(0.32)	$(0.58)	$(0.48)	$(1.24)
Attributable to common stock, basic	$(3.28)	$—	$(5.00)	$—
Attributable to common stock, diluted	$(3.53)	$—	$(5.23)	$—
Weighted-average shares used in computing net loss per share:
Attributable to redeemable common stock, basic and diluted	—	3,645,699	—	3,608,190
Attributable to Series G common stock, basic and diluted	1	1	1	1
Attributable to common stock, basic	4,106,403	—	4,052,920	—
Attributable to common stock, diluted	4,166,439	—	4,113,249	—

RXSIGHT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2021	2020 (1)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$41,731	$13,994
Short-term investments	19,998	54,981
Accounts receivable	3,936	2,865
Inventories	8,543	8,288
Prepaid and other current assets	1,338	1,372
Total current assets	75,546	81,500
Property and equipment, net	12,686	13,287
Operating leases right-of-use assets	4,749	5,319
Restricted cash	561	461
Other assets	1,344	110
Total assets	$94,886	$100,677
Liabilities, redeemable common stock, stock options, convertible preferred stock and stockholders' deficit
Current liabilities:
Accounts payable	$2,342	$1,134
Accrued expenses and other current liabilities	4,781	4,174
Warrant liability	2,614	5,018
Lease liabilities	1,365	1,274
Total current liabilities	11,102	11,600
Long-term warrant liability	—	3,828
Long-term lease liabilities	4,374	5,079
Term loan, net	39,506	24,399
Total liabilities	54,982	44,906
Commitments and contingencies
Redeemable common stock:
Common stock, $0.001 par value, 24,545,966 shares authorized, 3,813,450 shares issued and outstanding as of December 31, 2020	—	80,780
Notes receivable for common stock issued	—	(803)
Redeemable stock options	—	53,085
Convertible preferred stock:
Preferred stock, $0.001 par value, 16,572,792 shares authorized, 14,376,272 shares issued and outstanding as of June 30, 2021 and December 31, 2020 (redeemable), respectively	353,300	353,300
Stockholders' deficit:
Common stock, $0.001 par value, 24,545,966 shares authorized, 4,124,211 shares issued and outstanding as of June 30, 2021	4	—
Additional paid-in capital	137,838	—
Notes receivable for common stock issued	(365)	—
Series G common stock, $0.001 par value, 1 share authorized and outstanding as of June 30, 2021 and December 31, 2020	—	—
Series W common stock, $0.001 par value, 1 share authorized and no shares outstanding as of June 30, 2021 and December 31, 2020	—	—
Accumulated other comprehensive loss	(3)	(3)
Accumulated deficit	(450,870)	(430,588)
Total stockholders' deficit	(313,396)	(430,591)
Total liabilities, redeemable common stock, stock options, convertible preferred stock and stockholders' deficit	$94,886	$100,677

(1) The balance sheet at December 31,2020 has been derived from the audited consolidated financial statements included in RxSight, Inc.'s final prospectus for its public offering filed on July 29, 2021.

Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented under generally accepted accounting principles in the United States (“GAAP”), we believe certain non-GAAP measures, including Adjusted net (loss), and Adjusted net (loss) per share, basic and diluted, provide useful information to investors and are useful in evaluating our operating performance. For example, we exclude stock-based compensation expense and the change in fair value of warrants because these are non-cash in nature and excluding these items provides meaningful supplemental information regarding our operational performance and allows investors the ability to make more meaningful comparisons between our operating results and those of other companies.

We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.

Adjusted Net (Loss) and Adjusted Net (Loss) Per Share

Adjusted net (loss) is a non-GAAP financial measure that we define as net (loss) adjusted for (i) stock-based compensation and (ii) change in fair value of warrants. We believe Adjusted net (loss) provides investors with useful information on period-to-period performance as evaluated by management and comparison with our past financial performance and is useful in evaluating our operating performance compared to that of other companies in our industry, as this metric generally eliminates the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance. Adjusted net (loss) for Series G Common Stock is not impacted by the adjustments.

Reconciliations of net (loss) to Adjusted net (loss) and the presentation of Adjusted net (loss) per share, basic and diluted, are as follows:

Reconciliation of U.S. GAAP to Other Non-GAAP Financial Measures
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
Non-GAAP Adjusted Net (Loss) and Adjusted Net (Loss) per Share	2021	2020	2021	2020
Common Stock
Numerator:
Net (loss) available to stockholders, basic	$(13,477)	$(16,979)	$(20,282)	$(37,727)
Net (loss) available to stockholders, diluted	(14,691)	(16,979)	(21,496)	(37,727)
Add:
Stock-based compensation	1,406	1,083	2,645	1,706
Change in fair value of warrants	(1,214)	4,178	(1,214)	11,585
Adjusted net (loss) available to common stockholders, basic:	$(13,285)	$(11,717)	$(18,851)	$(24,436)
Adjusted net (loss) available to common stockholders, diluted:	$(13,285)	$(11,717)	$(18,851)	$(24,436)

Denominator:
Weighted-average shares outstanding, basic	4,106,403	3,645,699	4,052,920	3,608,190
Weighted-average shares outstanding, diluted	4,166,439	3,645,699	4,113,249	3,608,190
Adjusted net (loss) per share, basic	$(3.24)	$(3.21)	$(4.65)	$(6.77)
Adjusted net (loss) per share, diluted	$(3.24)	$(3.21)	$(4.65)	$(6.77)